UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 13, 2024

First Wave BioPharma, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37853	46-4993860
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 Yamato Road, Suite 502 Boca Raton, Florida	33431
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 589-7020

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	FWBI	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On March 13, 2024, First Wave BioPharma, Inc., a Delaware corporation (“we,” “us,”, “our,” or the “Company”), acquired ImmunogenX, Inc., a Delaware corporation (“ImmunogenX”), in accordance with the terms of an Agreement and Plan of Merger, dated March 13, 2024 (the “Merger Agreement”), by and among the Company, IMMUNO Merger Sub I, Inc., a Delaware corporation (“First Merger Sub”), IMMUNO Merger Sub II, LLC, a Delaware limited liability company (“Second Merger Sub”), and ImmunogenX. Pursuant to the Merger Agreement, First Merger Sub merged with and into ImmunogenX, pursuant to which ImmunogenX was the surviving corporation (the “First Merger”). Immediately following the First Merger, ImmunogenX merged with and into Second Merger Sub, pursuant to which Second Merger Sub was the surviving entity and a wholly owned subsidiary of the Company (the “Second Merger” and together with the First Merger, the “Merger”). The Merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes.

Under the terms of the Merger Agreement, upon the consummation of the Merger on March 13, 2024 (the “Closing”), in exchange for the outstanding shares of capital stock of ImmunogenX immediately prior to the effective time of the First Merger, the Company issued to the stockholders of ImmunogenX an aggregate of (A) 36,830 shares of common stock of the Company, par value $0.0001 per share (the “Common Stock”), and (B) 11,777.418 shares of Series G Preferred Stock (as defined and described below), each share of which is convertible into 1,000 shares of Common Stock, subject to certain conditions described below. In addition, the Company assumed (i) all ImmunogenX stock options immediately outstanding prior to the First Merger, each becoming an option to purchase Common Stock subject to adjustment pursuant to the terms of the Merger Agreement (the “Assumed Options”) and (ii) all ImmunogenX warrants immediately outstanding prior to the First Merger, each becoming a warrant to purchase Common Stock subject to adjustment pursuant to the terms of the Merger Agreement (the “Assumed Warrants”). The Assumed Options are exercisable for an aggregate of 200,652 shares of Common Stock, have an exercise price of $0.81 and expire between February 1, 2031 and June 6, 2033. The Assumed Warrants are exercisable for and aggregate of 127,682 shares of Common Stock, have exercise prices ranging from $3.02 to $3.92 and expire between September 30, 2032 and September 6, 2033.

Reference is made to the discussion of the Series G Preferred Stock in Item 5.03 of this Current Report on Form 8-K, which is incorporated into this Item 1.01 by reference.

The foregoing description of the Assumed Warrants does not purport to be complete and is qualified in its entirety by reference to the form of Assumed Warrant, which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Following the Closing of the Merger, the Company had 1,974,744  shares of Common Stock issued and outstanding.

Tungsten Partners LLC (“Tungsten”) acted as financial advisor to the Company in connection with the Merger. As partial compensation for services rendered by Tungsten, the Company issued to Tungsten or its affiliates or designees an aggregate of 18,475 shares of Common Stock and 595.808 shares of Series G Preferred Stock.

Pursuant to the Merger Agreement, the Company has agreed to hold a stockholders’ meeting to submit the following matters to its stockholders for their consideration: (i) the approval of the conversion of shares of Series G Preferred Stock into shares of Common Stock in accordance with the rules of the Nasdaq Stock Market LLC (the “Conversion Proposal”) and (ii) if deemed necessary or appropriate by the Company or as otherwise required by applicable law or contract, the approval of an amendment to the Company’s certificate of incorporation, as amended (the “Charter”), to authorize sufficient shares of Common Stock for the conversion of Series G Preferred Stock issued pursuant to the Merger Agreement (the “Share Increase Proposal” and together with the Conversion Proposal, the “Meeting Proposals”). In connection with these matters, the Company has agreed to file a proxy statement. with the Securities and Exchange Commission (the “SEC”).

The Board of Directors of Company (the “Board”) and the holders of a majority of the Company’s Series B Convertible Preferred Stock approved the Merger Agreement and the related transactions, and the consummation of the Merger was not subject to approval of Company common stockholders.

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Merger Agreement has been filed herewith to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company or ImmunogenX. The Merger Agreement contains representations, warranties and covenants that the Company and ImmunogenX made to each other as of specific dates. The assertions embodied in those representations, warranties and covenants were made solely for purposes of the Merger Agreement between the Company and ImmunogenX and may be subject to important qualifications and limitations agreed to by the Company and ImmunogenX in connection with negotiating its terms, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to investors or securityholders, or may have been used for the purpose of allocating risk between the Company and ImmunogenX rather than establishing matters as facts. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. For the foregoing reasons, no person should rely on the representations and warranties as statements of factual information at the time they were made or otherwise.

Voting and Support Agreements

In connection with the execution of the Merger Agreement, the Company and ImmunogenX entered into stockholder voting agreements (the “IMGX Voting Agreements”) with certain of ImmunogenX’s stockholders. Pursuant to the IMGX Voting Agreements, among other things, each of the ImmunogenX stockholder parties thereto has agreed to vote or cause to be voted all of the shares of Common Stock owned by such stockholder in favor of the Share Increase Proposal (if such proposal is brought before the Company’s stockholders).

The foregoing description of the IMGX Voting Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the form of the IMGX Voting Agreement, a copy of which is included as Exhibit A to the Merger Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

In connection with the execution of the Merger Agreement, the Company and ImmunogenX entered into stockholder support agreements (the “Company Support Agreements”) with certain of the Company’s officers (solely in their capacity as stockholders of the Company). Pursuant to the Support Agreements, among other things, each of the Company stockholder parties thereto has agreed to vote or cause to be voted all of the shares of Common Stock owned by such stockholder in favor of the Meeting Proposals.

The foregoing description of the Company Support Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the form of the Company Support Agreement, a copy of which is included as Exhibit B to the Merger Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

Lock-up Agreements

Concurrently and in connection with the execution of the Merger Agreement, certain ImmunogenX stockholders as of immediately prior to the Closing, and certain officers of the Company as of immediately prior to the Closing entered into lock-up agreements with the Company and ImmunogenX, pursuant to which each such stockholder agreed to be subject to a 180-day lockup on the sale or transfer of shares of the Company held by each such stockholder at the Closing, including those shares of Common Stock and Series G Preferred Stock (including the shares of Common Stock into which such Series G Preferred Stock is convertible) received by each such stockholder in the Merger (the “Lock-up Agreements”).

The foregoing description of the Lock-up Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the form of the Lock-up Agreement, a copy of which is included as Exhibit C to the Merger Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

Restrictive Covenants Agreements

Concurrently and in connection with the execution of the Merger Agreement, certain ImmunogenX officers as of immediately prior to the Closing, entered into restrictive covenants agreements with the Company and ImmunogenX, pursuant to which such individuals and each of their affiliates agreed not to compete with ImmunogenX during the three-year period following the Closing and, during such three-year restricted period, not to solicit Restricted Employees (as defined in the form of Restrictive Covenants Agreement) (the “Restrictive Covenants Agreements”). The Restrictive Covenants Agreements also contain customary non-disparagement and confidentiality provisions.

The foregoing description of the Restrictive Covenants Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of the Restrictive Covenants Agreement, a copy of which is included as Exhibit D to the Merger Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

Debt of ImmunogenX

ImmunogenX is party to that certain Credit Agreement, dated as of October 3, 2022 (as amended by that certain Modification of Loan Documents, dated as of September 6, 2023, the “Credit Agreement”), with Mattress Liquidators, Inc. (“Lender”), pursuant to which Lender provided ImmunogenX with a secured revolving credit facility with a total commitment of $7,500,000. The loans under the Credit Agreement bore interest at a per annum floating rate equal to the prime rate plus 4.50% and had a maturity date of October 3, 2024. In connection with the Merger, ImmunogenX entered into a Second Modification of Loan Documents, dated March 13, 2024 (the “Second Amendment,” and the Credit Agreement as amended by the Second Amendment, the “Amended Credit Agreement”), which provides for, among other things: (i) Lender’s consent for the Merger, (ii) Second Merger Sub’s assumption all of ImmunogenX’s obligations, rights and liabilities as borrower under the Amended Credit Agreement, (iii) an amendment to the interest rate to a per annum floating rate equal to the prime rate plus 6.00%, (iv) an extension of the maturity date to September 13, 2025, (v) a prohibition on the borrower’s ability to request additional loans under the revolving credit facility, subject to certain limited exceptions, (vi) the pledge by the stockholders of ImmunogenX (the “Pledgors”) of their equity interests of the Company as part of the collateral securing the obligations under the Amended Credit Agreement (the “Pledged Equity”), and (vii) an amendment to the total commitment under the Amended Credit Agreement to $8,212,345.17, which takes into account a one-time prepayment by ImmunogenX to Lender in the amount of $1,000,000 (the “One-Time Prepayment”), accrued interest and fees for the remaining term of the facility and certain other fees to be paid under the Amended Credit Agreement. The Pledged Equity shall be subject to a call right, which shall give Lender the right to, at its option, require the Pledgors to sell to Lender (on a pro rata basis) the number of shares of Pledged Equity that, when multiplied by the per share valuation of the Common Stock at Closing, satisfies all or a portion of the then outstanding amount of obligations under the Amended Credit Agreement.

The borrowings under the Amended Credit Agreement are by evidenced by that certain Second Amended and Restated Revolving Loan Promissory Note, dated March 13, 2024 (the “Note”), and are secured by substantially all of the assets of ImmunogenX pursuant to that certain Security Agreement, dated as of October 3, 2022, as amended (the “Security Agreement”), by and between ImmunogenX and Lender.

On March 13, 2024, ImmunogenX and Lender entered into a lender support letter (the “Support Letter”), pursuant to which, among other things, ImmunogenX and Lender agreed that ImmunogenX is permitted to license or transfer rights to any intellectual property which may constitute collateral under the Amended Credit Agreement.

The Amended Credit Agreement contains customary representations and warranties, affirmative covenants and negative covenants, including covenants that limit or restrict the ImmunogenX’s ability to, among other things, incur additional indebtedness, merge or consolidate, pay dividends or other distributions, repurchase equity, dispose of assets and enter into certain transactions with affiliates, in each case subject to certain exceptions. The Amended Credit Agreement also includes customary events of default, and upon the occurrence and during the continuation of an event of default, Lender may declare the outstanding advances and all other obligations under the Amended Credit Agreement to be immediately due and payable. Payments owed under the Credit Agreement are also personally guaranteed by Jack Syage (the “Guarantee”).

The foregoing descriptions of the Amended Credit Agreement, the Note, the Security Agreement and the Support Letter do not purport to be complete and are qualified in their entirety by reference to the Amended Credit Agreement, the Note, the Security Agreement and the Support Letter, which are filed as Exhibits 10.1, 10.2, 10.3 and 10.4 to this Current Report on Form 8-K and are incorporated herein by reference.

Stockholder Notes

In order to fund the One-Time Prepayment, on March 13, 2024, ImmunogenX entered into (i) a secured promissory note in favor of Jack Syage, in an aggregate principal amount of $500,000 (the “Syage Note”), and (ii) a secured promissory note in favor of Peter Felker, in an aggregate principal amount of $500,000 (the “Felker Note” and collectively with the Syage Note, the “Shareholder Notes”). The Shareholder Notes will bear interest at a per annum floating rate equal to the prime rate plus 4.50% and mature on October 13, 2025. Each of Jack Syage and Peter Felker, who were shareholders of ImmunogenX prior to the Merger, have entered into a patent and trademark security agreement (the “Shareholder Security Agreements”), each dated March 13, 2024, pursuant to which the obligations under each of the Shareholder Notes are secured by, among other things, the patents and trademarks owned by ImmunogenX.

The foregoing descriptions of the Shareholder Notes and the Shareholder Security Agreements do not purport to be complete and are qualified in their entirety by reference to the Form of Shareholder Note and Form of Shareholder Security Agreement, which are filed as Exhibits 10.5 and 10.6 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets

On March 13, 2024, the Company completed its business combination with ImmunogenX. The information contained in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained above in Item 1.01 related to the Amended Credit Agreement and the Shareholder Notes is hereby incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities

Pursuant to the Merger Agreement, the Company issued 36,830 shares of Common Stock and 11,777.418 shares of Series G Preferred Stock to the holders of capital stock of ImmunogenX as of immediately prior to the Closing. In addition, the Company issued 18,475 shares of Common Stock and 595.808 shares of Series G Preferred Stock to Tungsten in connection with its services as financial advisor to the Company. The information contained in Item 1.01 and Item 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02. Such issuances were exempt from registration pursuant to Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Item 3.03	Material Modification to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information contained in Item 5.03 of this Current Report on Form 8-K is incorporated by reference into this Item 3.03.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Officer and Directors

Pursuant to the Merger Agreement, on March 13, 2024, effective immediately after the Effective Time, the Board, upon the recommendation of the Nominating and Corporate Governance Committee of the Board, (x) approved an increase in the size of the Board from five directors to seven directors; and (y) appointed (i) Jack Syage, PhD. as the Company’s President and Chief Operating Officer and as a member of the Board and (ii) Chaitan Khosla as a member of the Board.

James Sapirstein, the Company’s Chief Executive Officer and Chairman, had served as the Company’s President until the appointment of Dr. Syage.

Jack Syage Ph.D.

Jack Syage, PhD, 69, served as the Chief Executive Officer of ImmunogenX from July 2013 until the Closing of the Merger and as a member of the board of directors of ImmunogenX from January 2021 until the Closing of the Merger. Dr. Syage has over 30 years of experience in creating and leading the development of innovative technologies in the analytical instrumentation field. He is regarded as a leading expert in mass spectrometry and trace chemical detection. Dr. Syage served as CEO and Co-Founder of ImmunogenX, a global leader in the development of treatments for celiac disease, which developed latiglutenase before its combination with First Wave BioPharma. Previously he founded Syagen Technology, Inc. and led its growth culminating in its successful acquisition by French multinational Safran S.A. in 2011. Dr. Syage sits on the Board of Directors of Advanced Telesensors, PhageTech, Analytical Detection, and Appellation Ventures. He has published over 130 papers, delivered about 100 invited talks, has over 30 U.S. patents issued or pending, and appears on the list of the Most Highly Cited Chemists. His honorary positions include Fellow of the American Physical Society, Visiting Professor at UC Irvine, Visiting Professor at the Université de Paris-Sud, Editorial Board member of the Journal of Physical Chemistry, and invitee to the Nobel Symposium in Chemistry. He has received a Tibbets Award (SBIR) and was recently inducted into the Orange County OC 500 Directory of Influence. He received BA and PhD degrees from Hamilton College and Brown University, respectively, where he won several academic awards including Best Thesis. He was a postdoctoral fellow at Caltech under Nobel Laureate Ahmed Zewail.

In connection with Dr, Syage’s appointment as an officer of the Company, on March 13, 2024, Dr. Syage and the Company entered into an offer letter (the “Offer Letter”), pursuant to which he (i) will receive a base annual salary of $350,000, (ii) will be entitled to an incentive bonus of up to 40% of his annual salary, dependent on meeting pre-determined objectives and (iii) will be eligible to participate in Company benefits.

The foregoing description of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the Letter, which is filed as Exhibit 10.8 this Current Report on Form 8-K and is incorporated herein by reference.

Dr. Syage has entered into a Lock-Up Agreement, a Restrictive Covenants Agreement and an IMGX Voting Agreement. Reference is made to the descriptions of such agreements in Item 1.01 of this Current Report on Form 8-K, which are incorporated into this Item 5.02 by reference.

In addition, Dr. Syage is guarantor under the Amended Credit Agreement. Reference is made to the descriptions of the Amended Credit Agreement and the Guarantee in Item 1.01 of this Current Report on Form 8-K, which are incorporated into this Item 5.02 by reference.

Dr. Syage entered into the Syage Note with ImmunogenX. Reference is made to the description of the Syage Note in Item 1.01 of this Current Report on Form 8-K, which is incorporated into this Item 5.02 by reference.

Dr. Syage does not have any family relationship with any of the executive officers or directors of the Company. Dr. Syage was appointed to the Board as an officer of the Company pursuant to the terms of the Merger Agreement. Other than as set forth above, Mr. Syage is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Chaitan Khosla, Ph.D.

Dr. Khosla, 59, has served as a Professor in the Departments of Chemistry and Chemical Engineering at Stanford University since 1992 and is founding director of the university’s Innovative Medicines Accelerator. He served as a member of the board of directors of ImmunogenX from 2021 until the Closing of the Merger. He received his Ph.D. in 1990 at Caltech. After completing postdoctoral studies in 1992, he joined the faculty of Stanford University. In 2002 he and his collaborators discovered that the immunotoxicity of dietary gluten in celiac disease is causatively correlated to its intestinal proteolytic resistance, a finding that led to the invention of latiglutenase by his laboratory. He has co-authored over 400 peer-reviewed publications and is an inventor on more than 80 issued U.S. patents. Dr. Khosla is an elected member of the American Academy for Arts and Science, the National Academy of Engineering, and the National Academy of Sciences. Over the past three decades, he has helped launch and build four biotechnology companies including Kosan Biosciences (NASDAQ: KOSN; acquired by Bristol Myers Squibb in 2008) and Sitari Pharmaceuticals (acquired by GlaxoSmithKline in 2019).

Dr. Khosla will be compensated in accordance with the Company’s standard non-employee director compensation plan.

Dr. Khosla does not have any family relationship with any of the executive officers or directors of the Company. Dr. Khosla was appointed to the Board pursuant to the terms of the Merger Agreement.. Other than as set forth above, Dr. Khosla is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Indemnification Agreements

In connection with Dr. Syage’s and Dr. Khosla’s appointment, each of Mr. Syage and Mr. Khosla will enter into the Company’s standard form of indemnification agreement, a copy of which is filed as Exhibit 10.33 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Certificate of Designation

On March 13, 2024, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of the Series G Non-Voting Convertible Preferred Stock (the “Certificate of Designation”) with the Secretary of State of the State of Delaware in connection with the Merger referenced in Item 1.01 above. The Certificate of Designation provides for the designation of shares of the Company’s Series G Non-Voting Convertible Preferred Stock, par value $0.0001 per share (the “Series G Preferred Stock”).

Holders of Series G Preferred Stock are entitled to receive dividends on shares of Series G Preferred Stock equal to, on an as-if-converted-to-Common-Stock basis, and in the same form as dividends actually paid on shares of the Common Stock.

Except as otherwise required by law, the Series G Preferred Stock does not have voting rights. However, as long as any shares of Series G Preferred Stock are outstanding, the Company will not, without the affirmative vote of the holders of a majority of the then-outstanding shares of the Series G Preferred Stock, (i) alter or change adversely the powers, preferences or rights given to the Series G Preferred Stock or alter or amend the Certificate of Designation, amend or repeal any provision of, or add any provision to, the Charter or bylaws of the Company, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of preferred stock, in each case if any such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series G Preferred Stock, regardless of whether any of the foregoing actions shall be by means of amendment to the Charter or by merger, consolidation, recapitalization, reclassification, conversion or otherwise, (ii) issue further shares of Series G Preferred Stock, (iii) prior to the earlier of stockholder approval of the Conversion or the six-month anniversary of the Closing, consummate either: (A) any Fundamental Transaction (as in the Certificate of Designation) or (B) any stock sale to, or any merger, consolidation or other business combination of the Company with or into, another entity in which the stockholders of the Company immediately before such transaction do not hold at least a majority of the capital stock of the Company immediately after such transaction, or (iv) enter into any agreement with respect to any of the foregoing.

The Series G Preferred Stock does not have a preference upon any liquidation, dissolution or winding-up of the Company.

Following stockholder approval of the Conversion Proposal, each share of Series G Preferred Stock will automatically convert into 1,000 shares of Common Stock, subject to certain limitations, including that a holder of Series A Preferred Stock is prohibited from converting shares of Series G Preferred Stock into shares of Common Stock if, as a result of such conversion, such holder, together with its affiliates, would beneficially own more than a specified percentage (to be established by the holder between 4.9% and 19.9%) of the total number of shares of Common Stock issued and outstanding immediately after giving effect to such conversion.

The Series G Preferred Stock is redeemable for cash at the option of the holder thereof at any time following the date that is six months after the initial issuance of the Series G Preferred Stock (without regard to the lack of obtaining the requisite stockholder approval to convert the Series G Preferred Stock into Common Stock), at a price per share equal to the then-current fair value of the Series G Preferred Stock, as described in the Certificate of Designation.

The foregoing description of the Series G Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the full text of the Certificate of Designation, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

Press Release

On March 14, 2024, the Company issued a press release announcing the Closing. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Item 7.01 of this Current Report on Form 8-K, including the information in the press release attached as Exhibit 99.1 to this Current Report on Form 8-K, is furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Furthermore, the information in Item 7.01 of this Current Report on Form 8-K, shall not be deemed to be incorporated by reference in the filings of the Company under the Securities Act.

Item 8.01	Other Events.

Business of ImmunogenX

ImmunogenX a private, clinical-stage biopharmaceutical company founded in 2013, which is developing Latiglutenase, an orally administered biologic for the treatment of celiac disease. ImmunogenX is also developing CypCel, a metabolic marker compound that can measure the state of small-intestinal recovery of celiac patients undergoing gluten-free diets (“GFDs”).

Latiglutenase

Latiglutenase, which was formerly identified as ALV003, is composed of two recombinant peptidases, IMGX001 and IMGX002, designed to work in tandem to breakdown gluten inadvertently consumed into non-immunogenic peptides. IMGX001 is a modified recombinant version of cysteine endoprotease B, isoform 2 (EP-B2), which naturally occurs from germinating barley (Hordeum vulgare). IMGX001 is a monomer with three intra-molecular disulfide bonds with an apparent molecular weight of 27 kDa. IMGX002 is a modified recombinant version of a prolyl endopeptidase from the bacterium Sphingomonas apsulate (SC-PEP) and is a monomer without cysteine residues with an apparent molecular weight of 67 kDa.

ImmunogenX holds the worldwide rights to Latiglutenase.

The only current treatment for celiac disease is a gluten free diet. There are no pharmaceuticals approved for the treatment of celiac disease. Latiglutenase would be the first product approved for the symptomatic treatment of celiac disease as an adjunct to a gluten free diet.

Background

Celiac disease is a systemic autoimmune disease triggered by gluten consumption in genetically susceptible individuals (Green and Cellier 2007). Currently approximately 1% of the Western population is affected by celiac disease. There are no mechanisms to prevent the disease since little is known about potential environmental triggers of the disease.

Gluten, the antigen responsible for celiac disease, is the main protein present in some of the most common cereals (wheat, barley, rye). Modern diets are increasingly enriched with gluten, and it is also used as an additive in processed foods, spices, cosmetics, and oral medications. Gluten is also present in trace amounts in foods labelled as “gluten-free,” as a tableting excipient in drugs, and in products such as toothpaste and lipstick. As little as 50 mg/day of gluten may trigger the disease. A normal diet contains >10 g/day (Hoppe 2017), 200 times the amount that can cause damage and intestinal abnormalities in susceptible individuals. As such, patients with celiac disease face enormous challenges in following a strict GFD due to cross-contamination of food and hidden sources of gluten in unexpected places.

Pre-Clinical Program

Pre-clinical toxicology is complete. In these studies, Latiglutenase has been shown to efficiently degrade intact gluten containing disease-relevant gluten peptides. In vitro, concentrations of Latiglutenase from 0.25 to 0.9 mg/mL degrade > 90% of immunostimulatory peptides in the context of baked wheat bread gluten (0.5 to 12 mg/mL) within 30 to 60 minutes. Latiglutenase activity on its substrate gluten is dependent on enzyme concentration and time.

At pH values typical of a postprandial stomach (3.5 to 5), IMGX001 has been shown to be active and stable. IMGX002 contributes to gluten digestion above pH 4. Therefore, in these studies ALV003  is active in the stomach following a meal.

Overall, in GLP toxicology studies, ALV003 was well tolerated when administered for up to 6 months at oral doses as high as 360 mg/kg, with no adverse effects observed.

Developmental and Reproductive Toxicology (“DART”) program is anticipated to begin in 2024 and take approximately 2 years to complete. As discussed at the End-of Phase 2 meeting with the FDA, a waiver will be submitted for carcinogenicity on the basis that latiglutenase is composed of two minimally absorbed enzymes that act and are degraded in the GI tract.

Clinical Program

Nine clinical studies with ALV003 have been completed. These include single doses of ALV003 (100, 300, 900, and 1800 mg) (ALV003-0811) including an additional assessment of gluten digestion (ALV003-0812). A six-week multiple dose study (ALV003-0921) was conducted in patients with 300 mg TID with 3 levels of gluten challenge (1.5, 3 and 6 grams) in a decreasing fashion. A second 6-week study (ALV003-1021) assessed 900 mg TID with gluten challenges at 1.5 and 2.1 g of gluten. These early studies demonstrated clinical activity down to 100 mg and doses up to 1800 mg were well-tolerated. ALV003 was protective against gluten challenge. Most Aes were mild or moderate in severity.

ALV003 was also assessed as a food processing agent (ALV003-0801). Sixteen (16) grams of gluten predigested with ALV003 was compared to 16 g gluten in 20 celiac patients. Pre-digestion was protective against gluten injury. Two powder formulations were also tested for gluten degradation which was demonstrated (ALV003-1111).

Three PRO instruments (CDSD©, ICDSQ© and IGFDQ©) were assessed in a non-treatment study, ALV003-1121. In newly diagnosed celiac patients receiving sham gluten, 0.5 or 2.0 grams of gluten, or ALV003 digested gluten and evaluated for 8 weeks and showed good convergent validity with reference to other related questionnaire measures, such as the GSRS and concept-specific and global PGI measures.

A Phase 2b dose ranging study, ALV003-1221, was conducted evaluating Vh:Cd, IELs and change in symptoms based upon CDSD©. Four hundred ninety-four (494) patients were randomized and entered the treatment phase of the study and received: placebo, 100 mg, 300 mg, 450 mg, 600 mg or 900 mg Latiglutenase. The primary analyses for histology failed to demonstrate superiority over placebo; all arms improved due to a Hawthorne trial effect. However, statistically and clinically significant reductions in abdominal pain, bloating, tiredness, and constipation, all components of the CDSD, were observed for the highest doses (600 mg and 900 mg) for patients who were baseline seropositive.

IMGX003-NCCIH-1721 was a double-blind, placebo-controlled, gluten-challenge trial to assess the efficacy, safety, and tolerability of 6 weeks of treatment with latiglutenase or placebo in patients with well-controlled CeD. Latiglutenase protected the mucosa from deliberate gluten challenge (2g/day for 42 days) compared to PBO. The PBO group had a clinically greater worsening in Vh:Cd (p = 0.057) and IEL count (p = 0.017) compared with the IMGX003. Gluten Immunogenic Peptides (“GIP”) results demonstrated the MOA of latiglutenase and its ability to degrade gluten. GIP results over the 42-day treatment period highly favored IMGX003 (between-group difference was strongly statistically significant, p < 0.001). The AE profile was similar for each treatment group.

Over 500 patients have been exposed to latiglutenase in doses up to 1,800 mg. In a phase 2b study (ALV003-1221) patients were given daily doses of ALV003 (100, 300, 450, 600 and 900 mg TID) for up to 24 weeks. The drug appeared to be well-tolerated and no dose-limiting toxicities were observed. GI disorders and infections by system organ class were the most frequently reported Aes. The majority of these events were mild to moderate in severity and felt by the investigator to be unrelated to ALV003. Thirty-six patients withdrew from the study due to Aes. GI disorders were the most frequent Aes leading to study discontinuation across treatment groups and most of these GI events were moderate to severe in severity and deemed to be related to the study medication. There were 5 unrelated serious adverse events in patients treated with latiglutenase, 2 in placebo patients, 1 in 300 mg and 2 in 900 mg dose arms.

Two additional studies, IMGX003-NIAID-1821 and IMGX003-NIDDK-1921, were terminated due to enrollment and other issues resulting from complications and societal restrictions of the COVID-19 pandemic. In the former study, 34 patients were completed and the study is in the process of being closed. In the latter study, no subjects were randomized and the study is closed.

Latiglutenase is expected to enter Phase 3 development with two world-wide clinical trials in the first half of 2025.

CypCel

CypCel is a disease management tool for monitoring the intestinal health of recovering celiac disease patients. It is a minimally-invasive metabolic marker compound that can measure the state of small-intestinal recovery of celiac patients undergoing gluten-free diets. It utilizes a drug biomarker simvastatin, a cholesterol reducing medication, that has the unusual property of being highly metabolized in the small intestine by the enzyme CYP3A4, which is expressed on the villi. The patient ingests a simvastatin tablet and then provides a blood sample at two later time points. The concentration of the simvastatin in the blood samples is directly related to the villous health of the patient; in patients with healthy villi a high rate of metabolism leads to reduced concentration of simvastin in the blood samples whereas in patients with damaged villi, the converse is true. Simvastatin levels measured in individuals at periodic intervals therefore can monitor progressive changes that are indicative of whether a treatment, such as a gluten-free diet, is effective.

In December 2018 ImmunogenX announced the completion of a study with the Mayo Clinic on newly diagnosed and long-term healed celiac disease patients as well as non-celiac healthy control subjects. The results showed a trend toward systematic improvement in villous health in newly diagnosed patients adhering to a gluten-free diet whereas the other cohort groups representing healthy villi showed negligible further improvement as expected.

Intellectual Property

The Latiglutenase program is protected by U.S. Patent 10,434,150 that expires July 3, 2035, U.S. Patent 8,980,254 that expires April 10, 2030, and U.S. Patent 9,993,531 that expires Sept. 9, 2029. We also expect to receive 12-year biologic exclusivity in the United States under the Affordable Care Act and 10-year data exclusivity in the European Union for Latiglutenase.

Additionally, see Item 1.01 of this Current Report on Form 8-K for information regarding the License Agreement with Stanford.

Manufacturing

Latiglutenase API, including drug substance is currently manufactured by ACS Dobfar SpA, at a contract facility located in Tribiano (MI), Italy. Charles River Laboratories based in Malvern, Pennsylvania is responsible for maintaining our master cell bank . We believe there are alternative contract manufacturers capable of producing the product we need for clinical trials; however, there is no guarantee that the processes are reproducible and transferable. We currently outsource all manufacturing, and we intend to use our collaborators and CDMOs for the foreseeable future.

Team

ImmunogenX was founded by Jack Syage and Jennifer Sealey-Voyksner. Prior to the Merger, the company’s management consisted of Dr. Syage as Chief Executive Officer and director, Dr. Sealey-Voyksner as Chief Scientific Officer and director, and Matthew Dickason, as Chief Operating Officer. Following the Merger, these three members of ImmunogenX’s management team will be integrated into FWBI’s management team, with Dr. Syage becoming President and Chief Operating Officer, Dr. Sealey-Voyksner becoming VP for R&D, and Mr. Dickason becoming VP for Clinical Operations.

Prior to the Merger, ImmunogenX ’s operations were based in Newport Beach, California (scientific-clinical headquarters) and Durham, North Carolina (R&D facility). Following the Merger, both locations will be incorporated into First Wave BioPharma, with the Company’s corporate headquarters remaining in Boca Raton, Florida. We anticipate that three additional employees focused on clinical operations will join the FWBI team upon   the Closing of the Merger.

Risk Factors

Company stockholders may not realize a benefit from the acquisition of ImmunogenX commensurate with the ownership dilution they will experience in connection with the transactions contemplated by the Merger Agreement .

If the Company is unable to realize the full strategic and financial benefits currently anticipated from the ImmunogenX Merger, our stockholders may experience a dilution of their ownership interests our Company without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent the Company is able to realize only part of the strategic and financial benefits currently anticipated from the transactions. The Merger may pose integration challenges which could result in management and business disruptions, any of which could harm our results of operation, business prospects, and impair the value of the Merger to our stockholders.

Pursuant to the terms of the Merger Agreement, we are required to recommend that our stockholders approve the conversion  of shares of our Series G Preferred Stock into shares of our Common Stock. We cannot guarantee that our stockholders will approve this matter, and if they fail to do so we may be required to settle such shares in cash and our operations may be materially harmed.

Under the terms of the Merger Agreement, we agreed to call and hold a meeting of our stockholders to obtain the requisite approvals for the conversion of shares of Series G Preferred Stock into shares of our Common Stock. Additionally, beginning on the date that is six months from the date of the Closing, the holders of our then-outstanding shares of Series G Preferred Stock will be entitled to elect to have such shares of Series G Preferred Stock redeemed for cash at a price per share equal to the then-current fair value of the Series G Preferred Stock, , as described in the Certificate of Designation. Unless we operate profitably, our ability to redeem the Series G Preferred Stock would require the availability of adequate “surplus,” which is defined as the excess, if any, of our net assets (total assets less total liabilities) over our capital. If we do have sufficient “surplus” to effect any requested redemption of the Series G Preferred Stock, our available cash will be negatively impacted. In addition, such reduction in our available cash could decrease the trading price of our Common Stock.

The failure to successfully integrate the businesses of the Company and ImmunogenX in the expected timeframe would adversely affect our future results.

Our ability to successfully integrate the operations of the Company and ImmunogenX will depend, in part, on our ability to realize the anticipated benefits from the Merger. If we are not able to achieve these objectives, the anticipated benefits and cost savings of the Merger may not be realized fully, or at all, or may take longer to realize than expected, and the value of our Common Stock may be adversely affected. In addition, the integration of the Company’s and ImmunogenX’s respective businesses will be a time-consuming and expensive process. Proper planning and effective and timely implementation will be critical to avoid any significant disruption to our operations. It is possible that the integration process could result in the loss of key employees, the disruption of our business or the identification of inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with customers, suppliers, distributors, creditors, lessors, clinical trial investigators or managers or to achieve the anticipated benefits of the Merger. Delays encountered in the integration process could have a material adverse effect on our operating results and financial condition, including the value of its Common Stock.

The issuance or conversion of securities would result in significant dilution in the equity interest of existing stockholders and adversely affect the marketplace of the securities.

The issuance or conversion of Common Stock or other securities convertible into common shares would result in significant dilution in the equity interest of existing stockholders and adversely affect the market price of the common shares. We have issued 11,777.418 shares of Series G Preferred Stock to former stockholders of ImmunogenX which are initially convertible, in the aggregate, into 11,777,418 shares of Common Stock, subject to adjustment and certain shareholder approval limitations specified in the Certificate of Designation. These and other future issuances of or conversions of securities may result in significant dilution to existing stockholders, which could adversely impact your investment.

In connection with the Merger, we assumed significantly more indebtedness. Our level of indebtedness and our ability to make payments on or service our indebtedness could adversely affect our business, financial condition, results of operations, cash flow and liquidity.

Prior to the Merger, ImmunogenX was party to that certain Credit Agreement, dated as of October 3, 2022 (as amended by that certain Modification of Loan Documents, dated as of September 6, 2023, the “Credit Agreement”), with Mattress Liquidators, Inc. (“Lender”). In connection with the Merger, ImmunogenX entered into a Second Modification of Loan Documents, dated March 13, 2024 (the “Second Amendment,” and the Credit Agreement as amended by the Second Amendment, the “Amended Credit Agreement”), which provides for, among other things: (i) Lender’s consent for the Merger, (ii) Second Merger Sub’s assumption all of ImmunogenX’s obligations, rights and liabilities as borrower under the Amended Credit Agreement, (iii) an amendment to the interest rate to a per annum floating rate equal to the prime rate plus 6.00%, (iv) an extension of the maturity date to September 13, 2025, (v) a prohibition on the borrower’s ability to request additional loans under the revolving credit facility, subject to certain limited exceptions, (vi) the pledge by the stockholders of ImmunogenX (the “Pledgors”) of their equity interests of the Company as part of the collateral securing the obligations under the Amended Credit Agreement (the “Pledged Equity”), and (vii) an amendment to the total commitment under the Amended Credit Agreement to $8,212,345.17, which takes into account a one-time prepayment by ImmunogenX to Lender in the amount of $1,000,000 (the “One-Time Prepayment”), accrued interest and fees for the remaining term of the facility and certain other fees to be paid under the Amended Credit Agreement.

In order to fund the One-Time Prepayment, on March 13, 2024, ImmunogenX entered into (i) a secured promissory note in favor of Jack Syage, in an aggregate principal amount of $500,000 (the “Syage Note”), and (ii) a secured promissory note in favor of Peter Felker, in an aggregate principal amount of $500,000 (the “Felker Note” and collectively with the Syage Note, the “Shareholder Notes”). The Shareholder Notes will bear interest at a per annum floating rate equal to the prime rate plus 4.50% and mature on October 13, 2025.

If we are not able to repay or refinance our debt as it becomes due, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional debt or equity on terms that may be onerous or highly dilutive, if we can obtain it at all. If we raise equity through the issuance of preferred stock, the terms of the preferred stock may give the holders rights, preferences and privileges senior to those of holders of our Common Stock, particularly in the event of liquidation. Our ability to arrange financing or refinancing will depend on, among other factors, our financial position and performance, as well as prevailing market conditions and other factors beyond our control. We cannot assure you that we will be able to obtain financing or refinancing on terms acceptable to us or at all.

If funds are not available when needed, or available on acceptable terms, we may be required to delay, scale back or eliminate some of our obligations. In addition, we may not be able to grow market share, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, which could negatively impact our business, operating results and financial condition.

Defaults under the Amended Credit Agreement or the Shareholders Notes could result in a substantial loss of our assets.

The borrowings under the Amended Credit Agreement are secured by substantially all of the assets of ImmunogenX and the borrowings under the Shareholder Notes are secured by, among other things, the patents and trademarks owned by ImmunogenX. If an event of default under any of such agreements could enable the lenders or creditors thereunder to declare all borrowings outstanding on such debt, together with accrued and unpaid interest and fees, to be due and payable. The lenders could also elect to foreclose on our assets securing such debt. In such an event, the Company may not be able to refinance or repay all of its indebtedness, have sufficient liquidity to meet operating and capital expenditure requirements, or hold the necessary intellectual property rights to conduct its business. Any such acceleration could cause us to lose a substantial portion of our assets and will substantially adversely affect our ability to continue our operations.

We will require substantial additional financing to achieve our goals, and a failure to obtain this necessary capital when needed and on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our product candidate development programs, testing efforts or other operations, including.

We expect our expenses to increase in connection with our ongoing activities. We also expect to incur significant expenses related to the development, testing, and manufacturing of our product candidates. We cannot reasonably estimate the actual amounts necessary to successfully complete the development and commercialization of our products. Furthermore, following the completion of the Merger, we will incur the additional costs of assuming ImmunogenX’s indebtedness and the development, testing, and manufacturing of latiglutenase and CypCel. Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. If we are unable to raise capital when needed or on attractive terms, we could be forced to delay, reduce or eliminate our research and development programs or any potential future commercialization efforts.

We have based our estimates on assumptions that may prove to be wrong, and we could use our capital resources sooner than we currently expect. Our operating plans and other demands on our cash resources may change as a result of many factors, including costs required to advance latiglutenase and CypCel, as well as factors currently unknown to us, and we may need to seek additional funds sooner than planned, through public or private equity or debt financings or other capital sources, including potentially government funding, collaborations, licenses and other similar arrangements. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. Attempting to secure additional financing may divert our management from its day-to-day activities, which may adversely affect our ability to develop our product candidates.

Our future capital requirements will depend on many factors, including:

•	the costs and timing of manufacturing for our product candidates;

•	the costs of obtaining, maintaining and enforcing our intellectual property rights;

•	the costs associated with hiring additional personnel and consultants as our research and development activities increase;

•	the costs associated with advancing product candidates obtained through the Merger;

•	the terms and timing of establishing and maintaining collaborations, licenses and other similar arrangements.

Item 9.01	Financial Statements and Exhibits.

(a) Financial statements of business acquired

The financial statements required by this Item, with respect to the Merger described in Item 2.01 herein, are expected to be filed as soon as practicable, and in any event not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed related to Item 2.01.

(b) Pro forma financial information

The pro forma financial information required by this Item, with respect to the Merger described in Item 2.01 herein, are expected to be filed as soon as practicable, and in any event not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed related to Item 2.01.

Forward Looking Statements

Any statements in this Current Report about the future expectations, plans and prospects of the Company, including without limitation, statements regarding: the Merger, stockholder approval of the conversion of the Series G Preferred Stock, and other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “hypothesize,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to those set forth under the caption “Risk Factors” in this Current Report on Form 8-K and in the Company’s most recent Annual Report on Form 10-K filed with the SEC, as supplemented by its subsequent Quarterly Reports on Form 10-Q and in other filings that makes with the SEC. In addition, any forward-looking statements included in this Current Report represent the Company’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. The Company specifically disclaims any intention to update any forward-looking statements included in this Current Report.

No Offer or Solicitation; Important Information About the Merger and Where to Find It

This Current Report on Form 8-K is not a proxy statement  or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Merger and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of the Company or ImmunogenX, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made, except by means of a prospectus meeting the requirements of Section 10 of the Securities Act or an exemption therefrom.

The Company expects to file a proxy statement with the SEC relating to the Meeting Proposals. The definitive proxy statement will be sent to all Company stockholders. Before making any voting decision, investors and security holders of the Company are urged to read the proxy statement and all other relevant documents filed or that will be filed with the SEC in connection with the Meeting Proposals as they become available because they will contain important information about the Merger Agreement and related transactions and the Meeting Proposals to be voted upon. Investors and security holders will be able to obtain free copies of the proxy statement and all other relevant documents filed or that will be filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov.

Participants in Solicitation

The Company, ImmunogenX, and their respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the Merger. Information regarding the Company’s directors and executive officers is available in the Company’s Definitive Proxy Statement filed with the SEC on May 15, 2023. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

(d) Exhibits

Exhibit Number	Description

2.1*	Agreement and Plan of Merger, dated March 13, 2024, by and among First Wave BioPharma, Inc. IMMUNO Merger Sub I, Inc., IMMUNO Merger Sub II, LLC, and ImmunogenX, Inc.

3.1	Certificate of Designation of Series G Non-Voting Convertible Preferred Stock

4.1	Form of Assumed Warrant

10.1	Amended Credit Agreement, dated as of October 3, 2022 and amended on September 6, 2023 and March 13, 2024, by and between the Company and Mattress Liquidators, Inc.

10.2	Second Amended and Restated Revolving Loan Promissory Note, dated March 13, 2024

10.3	Security Agreement, dated as of October 3, 2022, by and between ImmunogenX and Mattress Liquidators, Inc.

10.4	Lender Support Letter, dated as of March 13, 2024, by and between ImmunogenX and Mattress Liquidators, Inc.

10.5	Form of Shareholder Note

10.6	Form of Shareholder Security Agreement

10.7	Offer Letter, dated as of March 13, 2024, by and between Dr. Syage and the Company

99.1	Press release of First Wave BioPharma, Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Certain annexes, schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted attachment to the SEC on a confidential basis upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Wave BioPharma, Inc.

Date: March 14, 2024	By:	/s/ James Sapirstein
James Sapirstein
Chief Executive Officer